EXHIBIT 99.1

Sontra Medical Corporation Reports Third Quarter 2004 Financial Results and Product Update

FRANKLIN, Mass., November 11, 2004 — Sontra Medical Corporation (Nasdaq SC: SONT) announced today financial results for the third quarter and nine months ended September 30, 2004. For the three months ended September 30, 2004, the net loss applicable to common stockholders was $1,302,000, or $.07 per share, as compared to $1,351,000, or $.14 per share, for the same period in 2003. For the nine months ended September 30, 2004, the net loss applicable to common stockholders was $4,112,000, or $.26 per share, as compared to $3,363,000, or $.36 per share, for the same period in 2003. Sontra’s cash on hand at September 30, 2004 increased by $601,000 from the end of the previous quarter to $6,274,000. During the quarter the Company received $1,666,000 in proceeds from the exercise of warrants and has the potential to receive an additional $8,363,000 upon the exercise of outstanding warrants to purchase 5,659,000 shares of common stock with exercise prices ranging from $1.20-$1.50 per share.

“We are very pleased with our performance and progress over the last quarter,” Thomas W. Davison, PhD, chief executive officer of Sontra, commented. “We received FDA clearance and commenced the market launch of the SonoPrep skin permeation device and procedure tray for rapid skin anesthesia. We also completed two successful human clinical trials in transdermal vaccination and continuous non-invasive glucose monitoring, both of which provide us with the confidence that the benefits of SonoPrep will contribute to two significant health care challenges. We will continue to invest in the development of these applications as well as the transdermal drug delivery of large molecule drugs. These products address a combined market opportunity in excess of $8 billion and we plan on changing the transdermal drug delivery paradigm and becoming the first company to deliver large molecular weight drugs through the skin.”

Product Update

Transdermal Drug Delivery

The SonoPrep skin permeation technology increases skin permeability 100 fold compared to untreated skin, enabling the delivery of large molecule drugs and vaccines through the skin. SonoPrep can improve the delivery of currently approved transdermal drugs and make possible the transdermal delivery of large protein biopharmaceuticals that to date due to their large molecular sizes have not been delivered through the skin.

Topical Lidocaine

In August 2004, Sontra received FDA marketing clearance for the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid skin anesthesia (within 5 minutes). The Company commenced the market launch into this $100 million market in September 2004.

Transdermal Vaccine Delivery

SonoPrep disrupts the stratum corneum and has the potential to precisely deliver vaccines to the viable epidermis to activate the dendritic Langerhan cells which invoke a powerful immune response. The Company is developing a universal patch/reservoir delivery system for the transdermal delivery of vaccines. In October 2004, the Company completed a twenty patient human clinical study conducted at the University of Massachusetts that demonstrated that SonoPrep facilitated the transdermal delivery of large molecular weight antigenic proteins; tetanus toxoid and candida albicans (yeast) to induce a skin immune response. Building on this study, the Company plans to complete a second study at University of Massachusetts using SonoPrep to deliver the hepatitis B vaccine through the skin.

Continuous Non-Invasive Glucose Monitoring System

Sontra is developing a non-invasive glucose monitoring system that continuously measures glucose levels in patients with diabetes and addresses the unmet need in the $5 billion home testing market for a truly continuous and non-invasive glucose monitor. Sontra’s glucose monitoring system consists of the SonoPrep skin permeation device and a glucose flux biosensor placed over the permeated skin site that continuously measures the glucose as it flows into the sensor.

In November 2004, Sontra announced clinical results that demonstrated its glucose monitoring system reliably detected real-time changes in the blood glucose levels of patients with diabetes. The study was conducted at Vanderbuilt University and included twelve adult participants with either Type 1 or Type 2 diabetes. Each participant had three glucose flux biosensors placed on their skin, allowing over 2,000 glucose measurements to be collected every five seconds over an eight hour period. Completed data showed a 90 percent(r=.90) to reference blood glucose measurements. Sontra’s glucose flux biosensor successfully measured glucose readings over a wide range and was able to predict hypoglycemic events (blood glucose<70 mg/dl). The accuracy of the glucose monitor in this study was superior to the Medtronic MiniMed implantable CGMS sensor (n=23) and Cygnus Glucowatch-2(n=13).

Conference Call Information

Sontra will host a live conference call and listen-only Webcast on Thursday, November 11, 2004 at 11 a.m. ET to provide a business update and discuss its third quarter 2004 financial results.

To participate in the conference call, please dial: 1-973-409-9259.

A listen-only Webcast of the conference call will be available at http://www.viavid.net/detailpage.aspx?sid=0000202C

In addition, a replay of the live Webcast will be available at http://www.sontra.com

About Sontra Medical Corporation (http://www.sontra.com)

Sontra Medical Corporation is a technology leader in transdermal science. Sontra’s SonoPrep ultrasound-mediated skin permeation technology combined with technical competencies in transdermal drug formulation, delivery systems and biosensors is creating a new paradigm in transdermal drug delivery and diagnosis. The SonoPrep technology has demonstrated strong initial human clinical trials at leading universities and medical centers for several billion dollar market opportunities including that the transdermal delivery of vaccines and large molecule drugs and continuous non-invasive glucose monitoring. Sontra is currently marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia.

SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected efficacy of the SonoPrep device in connection with vaccine delivery, glucose monitoring and large molecular weight drug delivery, the expected benefits, market opportunities and market acceptance of the SonoPrep device and technology, the expected size of the markets for the SonoPrep device and technology, Sontra’s expected ability to commercialize additional products, and Sontra’s business, research and marketing strategies and product development plans. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: adverse results in product development, clinical trials, commercialization efforts and market acceptance; difficulties or delays in obtaining regulatory approvals to market products resulting from development efforts; difficulties or delays associated with sources of transdermal drugs and vaccines; failure to obtain and maintain patent protection for discoveries; commercial limitations imposed by patents owned or controlled by third parties; dependence upon strategic partners and third-party distributors to develop, commercialize, market and sell products based on our work; the commercial success of products; and the requirement for substantial funding to conduct research and development and to expand commercialization and marketing activities. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Quarterly Report on Form 10-QSB. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Sean Moran, CFO	or	Evan Smith, CFA / Erica Pettit
Sontra Medical Corporation		KCSA Worldwide
Tel: 508-553-8850		Tel: 212-896-1251 / 212-896-1248

SONTRA MEDICAL CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Product revenue	$12,254	$—	$14,754	$—
Licensing revenue	—	1,500,000	1,500,000
Total revenue	12,254	1,500,000	14,754	1,500,000
Cost of product sales	5,523	—	6,324	—
Gross margin	6,731	1,500,000	8,430	1,500,000

Operating Expenses:
Research and development	726,261	509,143	2,064,785	1,482,991
Selling, general and administrative	598,265	137,705	1,691,961	1,187,930
Total operating expenses	1,324,526	646,848	3,756,746	2,670,921
Income (loss) from operations	(1,317,795)	853,152	(3,748,316)	(1,170,921)

Interest income	17,503	2,357	49,260	14,494
Net income (loss)	(1,300,292)	855,509	(3,699,056)	(1,156,427)

Accretion of dividend and beneficial conversion feature on Series A Convertible Preferred Stock	(1,479)	(2,206,371)	(412,452)	(2,206,371)

Net loss applicable to common shareholders	$(1,301,771)	$(1,350,862)	$(4,111,508)	$(3,362,798)

Net loss per common share, basic and diluted	$(0.07)	$(0.14)	$(0.26)	$(0.36)

Basic and diluted weighted average common shares outstanding	18,339,590	9,411,395	15,741,981	9,383,232

SONTRA MEDICAL CORPORATION

Consolidated Balance Sheets

	As of
	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$6,273,632	$4,868,933
Accounts receivable	12,254	1,500,000
Inventory	18,849	—
Prepaid expenses and other current assets	56,441	66,075
Total current assets	6,361,176	6,435,008

Property and Equipment, at cost
Computer equipment	207,842	171,272
Office and laboratory equipment	483,291	405,285
Furniture and fixtures	14,288	14,288
Manufacturing equipment	182,210	144,695
Leasehold improvements	174,698	166,289
	1,062,329	901,829

Less-Accumulated depreciation and amortization	(615,240)	(498,341)
Net property and equipment	447,089	403,488

Other Assets:
Restricted Cash	48,746	48,746
Other Assets	2,000	2,000
Total other assets	50,746	50,746
Total assets	$6,859,011	$6,889,242

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$177,121	$136,810
Accrued expenses	352,234	465,092
Total current liabilities	529,355	601,902

Commitments
Stockholders’ Equity
Series A Convertible Preferred Stock, $0.01 par value, authorized 7,000,000 shares, issued and outstanding 73,334 shares at September 30, 2004 and 6,495,000 shares at December 31, 2003 (preference in liquidation of $79,296)	79,296	6,628,842

Common stock, $0.01 par value, authorized 40,000,000 shares, issued and outstanding 19,164,423 shares at September 30, 2004 and 10,102,992 shares at December 31, 2003	191,644	101,030
Additional paid-in capital	28,134,533	17,952,721
Deferred stock-based compensation	(354,382)	(372,874)
Accumulated deficit	(21,721,435)	(18,022,379)
Total stockholders’ equity	6,329,656	6,287,340

Total liabilities and stockholders’ equity	$6,859,011	$6,889,242